Exhibit 99.1

News From

Buena, NJ 08310

Release Date: August 8, 2018

Contact:	Damian Finio Teligent, Inc. (856) 336-9117 www.teligent.com

TELIGENT, INC. ANNOUNCES SECOND QUARTER 2018 RESULTS

BUENA, NJ - (Globe Newswire) - Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced its financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights

•
The Company adopted ASC 606: Revenue from Contracts with Customers ("ASC 606") issued by the Financial Accounting Standards Board on January 1, 2018. To understand the financial impact of adopting ASC 606, see the Reconciliation of Revenue (net), Cost of Revenues and Gross Margin table to follow

•
Upon adoption of ASC 606, total revenue of $16.8 million in the second quarter of 2018, a decrease of 9% over the same period in 2017. Total revenue was driven primarily by $10.3 million of sales generated by our U.S. generic topical and injectable pharmaceutical products, a decrease of 16% over the same quarter in 2017 and $4.9 million of international revenues, an increase of 36% over the same quarter in 2017

•	Upon adoption of ASC 606, gross margin of 30% for the second quarter of 2018, a decrease from the 44% reported in the same period in 2017

•	Operating loss of $4.9 million in the second quarter of 2018, compared to operating loss of $1.8 million in the same period in 2017

•	Cost of revenues in the second quarter of 2018 includes a $0.5 million lower of cost or market value adjustment related to units on hand at quarter end of products sold at a loss during the quarter

•
Selling, general and administrative expenses in the second quarter of 2018 includes $0.8 million of bad debt expense related to revenue recorded in prior periods in accordance with the Company's accounting policy

•	$4.0 million of product development and research expenses in the second quarter of 2018, compared to $5.1 million for the same period in 2017

•
Due to the fluctuation in foreign exchange rates during the second quarter of 2018, we recorded a non-cash loss in the amount of $3.2 million related to the foreign currency translation of our intercompany loans to three of our wholly-owned subsidiaries; and other balances held in currencies other than local currency, compared to a non-cash gain in the amount of $3.8 million in the same period in 2017

•
Due to the prior-to-maturity exchange agreement for $75.1 million of the senior convertible notes due in December 2019 to new senior convertible notes due in May 2023, the Company recorded $10.1 million of non-cash interest expense relating to the early and partial extinguishment of the 2019 notes

•
On June 1, 2018, the Company secured a term loan for $25 million to support the ongoing expansion of the Buena, New Jersey manufacturing facility and to provide the working capital needed to continue launching new products

•	Year to date, the Company received FDA approval for nine ANDAs and launched five new products in the U.S.
“We have been able to make significant progress in addressing our capital structure and combined with the strong performance of our Canadian operations, the Company is well-positioned to continue its growth curve in the remainder of 2018 and beyond. I am pleased that our second quarter revenues and forecast for the full year are in line with previous guidance. However given the $1.3 million of non-cash reserves taken this quarter and the $1.9 million year to date foreign exchange loss, we are trending below previous EBITDA guidance. We expect 2018 EBITDA in the range of -$3.0 million to break even.” said Jason Grenfell-Gardner, President and Chief Executive Officer.

Mr. Grenfell-Gardner continued, “The expansion of our Buena, New Jersey manufacturing facility is on track and nearing the final steps to completion. Once complete, this additional expansion will further enable Teligent to leverage its proven internal R&D capabilities and provide more direct control over our supply chain. In addition, we received nine ANDA approvals year to date which represent over $314 million of addressable market per IQVIA data.”

“We now have 26 ANDAs on file with the US FDA. Based on IQVIA data as of July 2018, these 26 ANDAs represent a total addressable market of approximately $1.8 billion.  We remain confident in the growth of our business and road to profitability, excited to bring the construction of our new facility to closure, and steadfast in our determination to action the remaining steps addressing our capital structure before year end."

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA and Adjusted EBITDA which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income (loss), plus:

Depreciation expense

Amortization of intangibles

Loss on impairment

Interest and other expense, net

Non-cash interest expense

Provision for income taxes

Inventory step up and acquisition costs related to acquisitions

Foreign currency exchange (loss)/gain

Non-cash expenses, such as share-based compensation expense

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company's true operational performance.

While the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, it is open to certain shortcomings. EBITDA and Adjusted EBITDA do not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omit share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense.  Due to the inherent limitations of EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA and Adjusted EBITDA and encourages investors to do likewise.

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share information)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenue, net	$16,751	$18,408	$31,296	$38,299

Costs and expenses:
Cost of revenues	11,728	10,371	21,053	19,328
Selling, general and administrative expenses	5,961	4,706	11,321	9,005
Product development and research expenses	3,967	5,113	7,358	8,781
Total costs and expenses	21,656	20,190	39,732	37,114
Operating (loss) income	(4,905)	(1,782)	(8,436)	1,185

Other income (expense):
Foreign currency exchange (loss) gain	(3,220)	3,822	(1,895)	4,901
Debt partial extinguishment of 2019 Notes	(10,069)	—	(10,069)	—
Interest and other expense, net	(2,499)	(2,936)	(5,071)	(6,068)
(Loss) income before income tax expense	(20,693)	(896)	(25,471)	18

Income tax expense	23	23	47	106

Net loss attributable to common shareholders	$(20,716)	$(919)	$(25,518)	$(88)

Basic and diluted loss per share	$(0.39)	$(0.02)	$(0.48)	$0.00

Weighted average shares of common stock outstanding:
Basic and diluted shares	53,510,712	53,304,407	53,484,756	53,250,109

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and per share information)

	June 30, 2018 (Unaudited)	December 31, 2017* (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$13,675	$26,692
Accounts receivable, net	16,232	18,143
Inventories, net	17,575	16,075
Prepaid expenses and other receivables	2,206	3,622
Total current assets	49,688	64,532

Property, plant and equipment, net	83,027	68,355
Intangible assets, net	52,930	56,017
Goodwill	445	471
Other assets	577	611
Total assets	$186,667	$189,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,654	$10,595
Accrued expenses	9,269	13,502
Total current liabilities	17,923	24,097

Term Loan (face of $15,000 and $0 as of June 30, 2018 and December 31, 2017, respectively)	14,198	—
Convertible 3.75% Senior Notes, net of debt discount and debt issuance costs (face of $68,660 and $143,750 as of June 30, 2018 and December 31, 2017, respectively)	60,312	120,977
Convertible 4.75% Senior Notes, net of debt discount and debt issuance costs (face of $75,090 and $0 as of June 30, 2018 and December 31, 2017, respectively)	54,963	—
Deferred tax liability	148	159
Total liabilities	147,544	145,233

Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized; 53,512,888 and 53,400,281 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	554	554
Additional paid-in capital	126,532	106,312
Accumulated deficit	(85,612)	(60,094)
Accumulated other comprehensive loss	(2,351)	(2,019)
Total stockholders’ equity	(87,963)	(62,113)
Total liabilities and stockholders' equity	$59,581	$83,120

*Derived from audited December 31, 2017 financial statements

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six months ended
	June 30, 2018	June 30, 2017
Cash flows from operating activities:
Net loss	$(25,518)	$(88)
Non-cash expenses	22,871	4,613
Changes in operating assets and liabilities	(10,116)	(6,307)

Net cash used in operating activities	(12,763)	(1,782)

Net cash used in investing activities	(12,270)	(15,286)

Net cash provided by financing activities	12,555	267

Effect of exchange rate on cash and cash equivalents	(540)	536
Net decrease in cash, cash equivalents and restricted cash	(12,478)	(16,801)
Cash, cash equivalents and restricted cash at beginning of period	27,165	66,481

Cash, cash equivalents and restricted cash at end of period	$14,147	$50,216

TELIGENT, INC. AND SUBSIDIARIES
GROSS TO NET DEDUCTIONS
(in thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Gross product sales	$48,142	$66,744	$84,690	$121,044

Reductions to gross product sales:
Chargebacks and billbacks	21,449	44,090	38,364	74,105
Wholesaler fees for service	477	—	1,112	—
Sales discounts and other allowances	11,037	6,766	16,799	14,615
Total reductions to gross product sales	32,963	50,856	56,275	88,720

Product sales, net	15,179	15,888	28,415	32,324
Contract manufacturing product sales	1,450	2,407	2,748	5,824
Research and development services and other income	122	113	133	151

Revenue, net	$16,751	$18,408	$31,296	$38,299

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Net loss	$(20,716)	$(919)	$(25,518)	$(88)

Depreciation	572	427	1,133	822
Amortization of intangibles	759	709	1,550	1,396
Loss on impairment	—	—	22	—
Interest (income)/expense, net	(15)	578	(37)	1,429
Non-cash interest expense	12,583	2,358	15,177	4,639
Provision for income taxes	23	23	47	106
EBITDA	(6,794)	3,176	(7,626)	8,304

Foreign currency exchange loss (gain)	3,220	(3,822)	1,895	(4,901)
Non-cash stock-based compensation expense	493	896	1,113	1,739
Adjusted EBITDA	(3,081)	250	(4,618)	5,142

Product development and research expenses	3,967	5,113	7,358	8,781

Adjusted EBITDA, before product development and research expenses	$886	$5,363	$2,740	$13,923

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF REVENUE (NET), COST OF REVENUES AND GROSS MARGIN
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Revenue, net *	$17,228	$18,408	$32,408	$38,299
Wholesaler fees for service	477	—	1,112	—
Revenue, net (ASC 606)	16,751	18,408	31,296	38,299

Cost of revenue *	12,205	10,371	22,165	19,328
Wholesaler fees for service	477	—	1,112	—
Cost of revenue (ASC 606)	11,728	10,371	21,053	19,328

Gross margin *	29%	44%	32%	50%
Wholesaler fees for service	1%	0%	1%	0%
Gross margin (ASC 606)	30%	44%	33%	50%

* These figures represent financial results for the three and six months ended June 30, 2018 had ASC 606 not been adopted.